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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE                             CONTACT:  Gregory T. Strzynski
October 15, 2004                                  Phone:   (989) 725-8354


                 COMPLAINT FILED BY UBUY HOLDINGS, INC. AGAINST
                       SPORTS RESORTS INTERNATIONAL, INC.
                       AND DONALD J. WILLIAMSON DISMISSED


OWOSSO, Mich.- A complaint filed by UBUY Holdings, Inc. and Steven Bazsuly against Sports Resorts International, Inc., (the "Company") (Nasdaq: SPRI) and Donald J. Williamson, the Company's majority shareholder, has been dismissed.

The complaint, which was originally filed on June 16, 2003 in the United States District Court for the Southern District of Florida (case no. 03-61165) involved the termination of a non-binding letter of intent entered into the first quarter of 2000, pursuant to which SPRI was to invest in UBUY Holdings, Inc. The complaint sought damages in excess of $75,000.

SPRI, through its subsidiaries, manufactures and sells bedliners and other truck accessories to original equipment manufacturers and in the aftermarket, and owns and operates a multi-purpose motor sports facility located near Brainerd, Minnesota.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Gregory T. Strzynski, Chief Financial Officer (Phone: 989-725-8354).

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